EXHIBIT 23.3

CONSENT

We hereby consent to the incorporation of our reserve reports by reference in this Annual Report on Form 10-KSB of Petrosearch Energy Corporation filed in March, 2008 which includes our name and information regarding our review of the reserve estimates of Petrosearch Energy Corporation as of December 31, 2007.

/s/Cawley, Gillespie and Associates, Inc.
Consulting Petroleum Engineers

Houston, TX
March 19, 2008